SPIRIT MASTER FUNDING, LLC
an Issuer,

SPIRIT MASTER FUNDING II, LLC
an Issuer,

SPIRIT MASTER FUNDING III, LLC
an Issuer,

SPIRIT MASTER FUNDING VI, LLC
an Issuer,

SPIRIT MASTER FUNDING VIII, LLC
an Issuer,

and

CITIBANK, N.A.
Indenture Trustee

______________________________

SERIES 2014-4 SUPPLEMENT

Dated as of November 26, 2014

to

SECOND AMENDED AND RESTATED MASTER INDENTURE

Dated as of May 20, 2014

______________________________

NET-LEASE MORTGAGE NOTES, SERIES 2014-4

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS    1

Section 1.01.	Definitions. 1
ARTICLE II CREATION OF THE SERIES 2014-4 NOTES; PAYMENTS ON THE 2014-4 NOTES    8

Section 2.01.	Designation. 8

Section 2.02.	Identification of Mortgaged Properties and Mortgage Loans. 10

Section 2.03.	Payments on the Series 2014-4 Notes. 10

Section 2.04.	Interest Calculations. 12
ARTICLE III REPRESENTATIONS AND WARRANTIES    12

Section 3.01.	Representations and Warranties. 12

Section 3.02.	No Default. 12

Section 3.03.	Conditions Precedent Satisfied 12

Section 3.04.	Exceptions to Representations and Warranties with respect to the Collateral. 13

Section 3.05.	Additional Representations and Warranties with respect to the Post-Closing Properties. 13
ARTICLE IV ACQUISITION OF MORTGAGED PROPERTIES POST-CLOSING    13

Section 4.01.	Acquisition of Post-Closing Properties. 13

Section 4.02.	Post-Closing Acquisition Reserve Account. 14
ARTICLE V MISCELLANEOUS PROVISIONS    14

Section 5.01.	Ratification of Indenture. 14

Section 5.02.	Counterparts. 14

Section 5.03.	Governing Law. 15

Section 5.04.	Beneficiaries. 15

Section 5.05.	Non-Petition. 15

Section 5.06.	Non-Recourse. 15

Section 5.07.	Amendments. 16

Section 5.08.	Joinder. 16

i

SERIES 2014-4 SUPPLEMENT, dated as of November 26, 2014 (the “Series 2014-4 Supplement”), among Spirit Master Funding, LLC (an “Issuer”), Spirit Master Funding II, LLC (an “Issuer”), Spirit Master Funding III, LLC (an “Issuer” and, collectively with Spirit Master Funding, LLC and Spirit Master Funding II, LLC, the “Existing Issuers”), Spirit Master Funding VI, LLC (an “Issuer”), Spirit Master Funding VIII, LLC (an “Issuer” and, together with Spirit Master Funding VI, LLC, the “New Issuers” and, collectively with the Existing Issuers and Spirit Master Funding VI, LLC, the “Issuers”) and Citibank, N.A., a national banking association, not in its individual capacity, but solely as Indenture Trustee (the “Indenture Trustee”).

Pursuant to this Series 2014-4 Supplement, the Issuers and the Indenture Trustee hereby create a new Series of Notes (“Series 2014-4”) and specify the Principal Terms thereof, to be issued in two Classes, one Class bearing the designation “Class A-1” (the “Series 2014-4 Class A-1 Notes”) and one Class bearing the designation “Class A-2” (the “Series 2014-4 Class A-2 Notes”).

Pursuant to the Master Indenture, the Issuers may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a related Series Supplement to the Master Indenture.

The parties hereto have entered into the Master Indenture (as amended and modified through and including the Applicable Series Closing Date) prior to (i) entering into this Series 2014-4 Supplement and (ii) the issuance of the Series 2014-4 Notes.

ARTICLE I

DEFINITIONS
Section 1.01.    Definitions.
Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Master Indenture.
“Accrual Period”: With respect to any Payment Date, the calendar month immediately preceding the calendar month in which such Payment Date occurs; provided that the Accrual Period with respect to the Payment Date occurring in December 2014 will be the period from and including the Series Closing Date to but excluding December 1, 2014.
“Annual Cash Yield”: With respect to a Post-Closing Property, an amount equal to a fraction (expressed as a percentage), the numerator of which is the annual lease payments due under the applicable Lease for such Post-Closing Property and the denominator of which is the Collateral Value of such Post-Closing Property.

“Anticipated Repayment Date”: For (i) the Series 2014-4 Class A-1 Notes, the Payment Date occurring in January 2020 and (ii) the Series 2014-4 Class A-2 Notes, the Payment Date occurring in January 2030.
“Asset Concentrations”: Concentrations, stated as a percentage, of (i) Business Sectors, (ii) Mortgaged Properties on which a gasoline station or other gasoline pumping facility is located, (iii) Tenants (including affiliates of any Tenant), (iv) Mortgaged Properties located in any particular state, (v) Mortgaged Properties which are subject to Leases pursuant to which Tenants only pay Percentage Rent, Mortgaged Properties that are Leasehold Mortgaged Properties and Mortgage Loans primarily secured by equipment used in the operation of a commercial real estate property, (vi) Mortgaged Properties that are subject to Ground Leases, (vii) Mortgage Loans that bear interest at an adjustable rate and (viii) Mortgage Loans, and are calculated as of each Determination Date, by dividing the aggregate Collateral Value of the Mortgage Loans and the Mortgaged Properties (that do not otherwise secure a Mortgage Loan) in the Collateral Pool, as applicable, with respect to all (a) Mortgaged Properties operated in any single Business Sector (or applicable group of Business Sectors), (b) Mortgaged Properties on which a gasoline station or other pumping facility is located, (c) Leases to any single Tenant (including affiliates of such Tenant), (d) Mortgaged Properties located within any state, (e) Mortgaged Properties which are subject to Leases pursuant to which Tenants only pay Percentage Rent, Mortgaged Properties that are Leasehold Mortgaged Properties and Mortgage Loans primarily secured by equipment used in the operation of a commercial real estate property, (f) Mortgaged Properties which are subject to Ground Leases, (g) Mortgage Loans that bear interest at an adjustable rate and (h) Mortgage Loans, in each case, by the sum of (i) the Aggregate Collateral Value and (ii) the amounts on deposit in the Release Account that are available to an Issuer to purchase or otherwise acquire Qualified Substitute Mortgage Loans or Qualified Substitute Mortgaged Properties.
“Controlling Party”: The Series 2014-4 Noteholders that own in the aggregate more than 50% of the aggregate Class Principal Balance of the Series 2014-4 Notes (excluding, for the purposes of this determination, any Notes owned by Spirit Realty or any of its affiliates).

“Determination Date Report”: As defined in the Property Management Agreement.

“End Make Whole Payment Date”: For (i) the Series 2014-4 Class A-1 Notes, the Payment Date that is twelve months prior to the Anticipated Repayment Date for such Class of Series 2014-4 Notes and (ii) the Series 2014-4 Class A-2 Notes, the Payment Date that is twenty-four months prior to the Anticipated Repayment Date for such Class of Series 2014-4 Notes.

“Environmental Condition Mortgaged Property”: As defined in the Property Management Agreement.

“FCCR”: As defined in the Property Management Agreement.

“Financing Statement”: As defined in the Property Management Agreement.

“Indenture”: The Master Indenture, as supplemented by this Series 2014-4 Supplement and any other Series Supplement, as applicable, and as otherwise amended, supplemented or modified from time to time.

“Initial Purchaser”: Each of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc.
“Legal Final Payment Date”: For each Class of Series 2014-4 Notes, the Payment Date occurring in January 2045.
“Make Whole Payment For each Class of Series 2014-4 Notes, on any Payment Date occurring prior to the End Make Whole Payment Date for such Class of Series 2014-4 Notes on which a Voluntary Prepayment is made on such Class of Series 2014-4 Notes, an amount equal to: (A) using the Reinvestment Yield, the sum of the present values of the scheduled payments of principal and interest remaining on such Class of Series 2014-4 Notes until the End Make Whole Payment Date for such Class of Series 2014-4 Notes, calculated prior to the application of such Voluntary Prepayment to such Class of Series 2014-4 Notes, minus (B) the sum of (i) using the Reinvestment Yield, the sum of the present values of the scheduled payments of principal and interest remaining on such Class of Series 2014-4 Notes until the End Make Whole Payment Date for such Class of Series 2014-4 Notes, calculated prior to the application of such Voluntary Prepayment to such Class of Series 2014-4 Notes, and (ii) the amount of the Voluntary Prepayment that will be allocated on such Payment Date to such Class of Series 2014-4 Notes.
“Master Indenture”: The Second Amended and Restated Master Indenture, dated May 20, 2014, among the Existing Issuers and the Indenture Trustee, as amended, supplemented or otherwise modified from time to time.
“Maximum Asset Concentrations”: With respect to any Determination Date: (i) with respect to the Asset Concentration for any Business Sector, (a) in the case of Automotive Parts and Service, a percentage equal to 20.0% as of such Determination Date, (b) in the case of Grocery, a percentage equal to 15.0% as of such Determination Date, (c) in the case of Movie Theatres, a percentage equal to 20.0% as of such Determination Date, (d) in the case of Medical / Other Office, a percentage equal to 15.0% as of such Determination Date, (e) in the case of Multi-Tenant Properties, a percentage equal to 2.0% as of such Determination Date and (f) in the case of any other Business Sector (other than the Restaurants / Casual Dining Business Sector or the Restaurants / Quick Service Business Sector, so long as no related Restaurant Concept exceeds a percentage equal to 10.0%), a percentage equal to 10.0% as of such Determination Date; (ii) with respect to the Asset Concentration for Mortgaged Properties on which a gasoline station or other gasoline pumping facility is located, an aggregate percentage equal to 20.0% as of such Determination Date; (iii) with respect to the Asset Concentration for any Tenant (including affiliates thereof) as of such Determination Date, (x) in the case of the largest concentration of Tenants (including affiliates thereof) as of such Determination Date, a percentage equal to 10.0% as of such Determination Date and (y) in the case of the 5 largest concentrations of Tenants (including affiliates thereof), an aggregate percentage equal to 25.0% as of such Determination Date; (iv) (a) with respect to the Asset Concentration for Mortgaged Properties located in any particular state (other than Georgia or Texas), a percentage equal to 15.0% as of such Determination Date and (b) with respect to the Asset Concentration for Mortgaged Properties located in each of Texas and Georgia, a percentage equal to 20.0% as of such Determination Date; (v) with respect to the Asset Concentration for (x) Mortgaged Properties which are subject to Leases pursuant to which Tenants only pay Percentage Rent, (y) Mortgaged Properties that are Leasehold Mortgaged Properties and (z) Mortgage Loans primarily secured by equipment used in the operation of a Mortgaged Property, an aggregate percentage equal to 1.0% as of such Determination Date (it being understood that any Mortgaged Property shall be counted no more than once in determining such aggregate percentage); (vi) with respect to the Asset Concentration for Mortgaged Properties that are subject to Ground Leases (for the avoidance of doubt, excluding any Leasehold Mortgaged Property), a percentage equal to 2.0% as of such Determination Date; (vii) with respect to the Asset Concentration for Mortgage Loans that bear interest at an adjustable rate, a percentage equal to 5.0% as of such Determination Date; and (viii) with respect to the Asset Concentration for Mortgage Loans, a percentage equal to 20.0% as of such Determination Date; provided that any Protective Mortgage Loans shall not be included for purposes of determining such Maximum Asset Concentration set forth in this clause (viii). Any Maximum Asset Concentration percentage may be increased by up to 15.0% at the direction of any Issuer, without an amendment to the Indenture or the consent of the Noteholders or any other party, provided that the Rating Condition is satisfied with respect to such increase.
“Note Rate”: For each Class of Series 2014-4 Notes, as set forth in Section 2.01(a).
“Optional Repayment Date”: For each Class of Series 2014-4 Notes, Payment Date occurring in December 2016.
“Post-ARD Additional Interest Rate”: With respect to any Class of Series 2014-4 Notes, a per annum rate equal to the rate determined by the Property Manager to be the greater of (i) 5.0% and (ii) the amount, if any, by which the sum of the following exceeds the Note Rate for such Class of Series 2014-4 Notes: (A) the yield to maturity (adjusted to a "mortgage equivalent basis" pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on such Anticipated Repayment Date of the United States Treasury Security having a term closest to ten years, plus (B) 5.0%, plus (C) the Post-ARD Spread.
“Post-ARD Spread”: For (i) the Series 2014-4 Class A-1 Notes is 1.75% and (ii) the Series 2014-4 Class A-2 Notes is 2.15%.

“Post-Closing Acquisition Conditions”: The following conditions precedent:
(a)    the Indenture Trustee has received an Officer’s Certificate from the Issuers (upon which the Indenture Trustee may conclusively rely with no liability therefor), dated as of the Post-Closing Acquisition Date, certifying to the following, and a Responsible Officer of the Indenture Trustee has no actual knowledge that anything contained therein is untrue:
(i)    no Early Amortization Event or Sweep Period is continuing and the acquisition of the Post-Closing Properties will not result in the occurrence of an Early Amortization Event or Sweep Period;
(ii)    based on the facts known to the person executing such Officer’s Certificate, the Issuers reasonably believe that no uncured Indenture Event of Default is continuing as of the Post-Closing Acquisition Date and the acquisition of the Post-Closing Properties will not result in the occurrence of an Indenture Event of Default;
(iii)    each Issuer is a solvent, special purpose, bankruptcy-remote entity;
(iv)    each of the Financing Statements (in the form of the financing statements delivered in the ordinary course with respect to the Issuers’ Mortgaged Properties), including those to the extent required by the jurisdiction in which the Post-Closing Property is located, which, upon filing, perfect the Indenture Trustee’s security interest in the fixtures attached to such Post-Closing Property for the benefit of the Noteholders, have been delivered to the applicable title insurance company with appropriate direction to file such Financing Statements in connection with the acquisition of the Post-Closing Properties; and
(v)    each Post-Closing Property satisfies the requirements set forth in the definition of Post-Closing Property set forth in Section 1.01 herein;
(b)    the Indenture Trustee has received an Officer’s Certificate from the Property Manager and the Special Servicer (upon which the Indenture Trustee may conclusively rely with no liability therefor), dated as of the Post-Closing Acquisition Date, certifying that (i) the terms, covenants, agreements and conditions to be complied with and performed by the Property Manager and the Special Servicer pursuant to the Transaction Documents have been complied with and performed in all material respects and (ii) each of the representations and warranties of the Property Manager and the Special Servicer contained in the transaction documents are true and correct in all material respects as of the date specified in such representation or warranty or, if no such date is specified, as though expressly made on and as of the Post-Closing Acquisition Date;
(c)    each of the Post-Closing Acquisition Deliverables and the items required to be delivered pursuant to the Indenture and the Custody Agreement (including, without limitation, the Lease File) in connection with the acquisition of a Post-Closing

Property have been duly delivered to the Custodian, if required to be so delivered by the Custody Agreement or the Indenture, or otherwise to the applicable Issuer (or the Property Manager on behalf of such Issuer); and
(d)    the Indenture Trustee has received an Officer’s Certificate of the Property Manager, dated as of the Post-Closing Acquisition Date, certifying that the Post-Closing Properties added to the Collateral Pool on the Post-Closing Acquisition Date (i) have a weighted average remaining lease term of not less than 175 months, (ii) are leased to Tenants with a weighted average FCCR of not less than 2.70x and (iii) have a weighted average Annual Cash Yield which is not less than 6.75%, in each case as of the Post-Closing Acquisition Date.
“Post-Closing Acquisition Date”: The date selected by the Property Manager, which will be a Business Day after the Series Closing Date but on or prior to the Post-Closing Acquisition Deadline.
“Post-Closing Acquisition Deadline”: May 26, 2015.
“Post-Closing Acquisition Deliverables”: With respect to each Post-Closing Property on the Post-Closing Acquisition Date, the following items:
(a)    a duly executed copy of the applicable Property Transfer Agreement, or other similar agreement, evidencing transfer of such Post-Closing Property to the related Issuer; and
(b)    a zoning letter from the municipality in which such Post-Closing Property is located, zoning report or other evidence of compliance with applicable zoning laws and ordinances.
“Post-Closing Acquisition Proceeds”: An amount equal to $65,358,000.00 from the proceeds of the sale of the Series 2014-4 Notes to be deposited into the Post-Closing Acquisition Reserve Account on the Series Closing Date.
“Post-Closing Acquisition Reserve Account”: The segregated, non-interest bearing account established in the name of the Indenture Trustee pursuant to Section 4.02.
“Post-Closing Properties Adjustment Amount”: On any Determination Date, the sum of (a) the aggregate Scheduled Principal Payment and Note Interest with respect to each Class of Series 2014-4 Notes, multiplied by (b)(i) the balance of the Post-Closing Acquisition Reserve Account, divided by (ii) the Aggregate Series Principal Balance.
“Post-Closing Unscheduled Principal Amount”: As defined in Section 4.02(b).

“Post-Closing Property”: A Mortgaged Property acquired by an Issuer with Post-Closing Acquisition Proceeds that, on the Post-Closing Acquisition Date, (i) subject to any exceptions with respect to which the Rating Condition is satisfied or the Requisite Global Majority has consented, has the benefit of the representations and warranties required pursuant to Section 2.19 of the Master Indenture, (ii) is leased to a Tenant or Tenants whose FCCR is greater than or equal to 1.25x, (iii) if the applicable Tenant or any third party has a Third Party Purchase Option with respect to such Mortgaged Property, the amount of such Third Party Purchase Option Price (without giving effect to clause (ii) thereof) is not less than what the Allocated Loan Amount of such Post-Closing Property would be after being acquired by the applicable Issuer, (iv) is leased pursuant to a “triple net” lease, (v) has an appraisal meeting the requirements set forth in the definition of Appraised Value that was obtained no more than twelve months prior to the Post-Closing Acquisition Date, (vii) after giving effect to the acquisition of such Mortgaged Property, either (A) no Asset Concentration will exceed the applicable Maximum Asset Concentration or (B) if any Asset Concentration on the Post-Closing Acquisition Date exceeds the related Maximum Asset Concentration, such Asset Concentration will be reduced or remain unchanged after giving effect to the acquisition of such Mortgaged Property and (viii) is not an Environmental Condition Mortgaged Property.
“Reinvestment Yield”: For each Class of Series 2014-4 Notes, the yield on United States Treasury Securities having the closest maturity (month and year) to the weighted average life of such Class of Series 2014-4 Notes, based on the Anticipated Repayment Date for such Class of Series 2014-4 Notes (prior to the application of any Voluntary Prepayment with respect thereto), plus 0.50%. If more than one such quoted United States Treasury Security has the same maturity date, then the yield of the United States Treasury Security quoted closest to par will be used for this calculation.
“Scheduled Series 2014-4 Class A-1 Principal Payment”: With respect to any Payment Date, an amount, calculated by the Property Manager and confirmed by the Indenture Trustee upon receipt of and based upon the Determination Date Report, equal to the sum of (a) any unpaid Scheduled Series 2014-4 Class A-1 Principal Payment or portion thereof for the Series 2014-4 Class A-1 Notes from any prior Payment Date plus (b) the product of (i) (A) the Scheduled Series 2014-4 Class A-1 Balance for the prior Payment Date minus (B) the Scheduled Series 2014-4 Class A-1 Balance for the current Payment Date and (ii) a fraction (A) the numerator of which is equal to the Class Principal Balance of the Series 2014-4 Class A-1 Notes (without taking into account any payments to be made on such Payment Date), minus the amounts specified in clause (a) of this definition and (B) the denominator of which is the Scheduled Series 2014-4 Class A-1 Balance for the prior Payment Date.
“Scheduled Series 2014-4 Class A-2 Principal Payment”: With respect to any Payment Date, an amount, calculated by the Property Manager and confirmed by the Indenture Trustee upon receipt of and based upon the Determination Date Report, equal to the sum of (a) any unpaid Scheduled Series 2014-4 Class A-2 Principal Payment or portion thereof for the Series 2014-4 Class A-2 Notes from any prior Payment Date plus (b) the product of (i) (A) the Scheduled Series 2014-4 Class A-2 Balance for the prior Payment Date minus (B) the Scheduled Series 2104-4 Class A-2 Balance for the current Payment Date and (ii) a fraction (A) the numerator of which is equal to the Class Principal Balance of the Series 2014-4 Class A-2 Notes (without taking into account any payments to be made on such Payment Date), minus the amounts specified in clause (a) of this definition and (B) the denominator of which is the Scheduled Series 2014-4 Class A-2 Balance for the prior Payment Date.
“Scheduled Principal Payment”: With respect to any Payment Date, an amount equal to the sum of (a) the Scheduled Series 2014-4 Class A-1 Principal Payment and (b) the Scheduled Series 2014-4 Class A-2 Principal Payment.
“Scheduled Series 2014-4 Class A-1 Balance”: With respect to any Payment Date, the amount set forth for such Payment Date on the Amortization Schedule annexed hereto as Schedule II-A.
“Scheduled Series 2014-4 Class A-2 Balance”: With respect to any Payment Date, the amount set forth for such Payment Date on the Amortization Schedule annexed hereto as Schedule II-B.
“Series 2014-1/2/3 Closing Date”: May 20, 2014.
“Series 2014-4 Note”: Any of the Series 2014-4 Notes with a “Class A-1” or “Class A-2” designation on the face thereof, issued pursuant to this Series 2014-4 Supplement and the Indenture, executed by the Issuers and authenticated by the Indenture Trustee or the Authenticating Agent, if any, substantially in the form of Exhibit A-1, A-2 or A-3 attached to the Indenture.
“Series 2014-4 Noteholder”: With respect to any Series 2014-4 Note, the applicable Noteholder, as such term is further defined in the Indenture.
“Series 2014-4 Performance Undertaking”: The Performance Undertaking, dated as of November 26, 2014, executed by Spirit Realty in favor of the New Issuers and the other beneficiaries specified therein, as the same may be amended or otherwise modified.
“Series Account”: As defined in Section 2.01(d).
“Series Closing Date”: November 26, 2014.

ARTICLE II

CREATION OF THE SERIES 2014-4 NOTES; PAYMENTS ON THE 2014-4 NOTES
Section 2.01.    Designation.

(a)    There is hereby created a Series of Notes to be issued by the Issuers pursuant to the Indenture and this Series 2014-4 Supplement to be known as “Net-Lease Mortgage Notes, Series 2014-4.” The Notes shall have the following Class designation, initial Class Principal Balance, Note Rate, rating and CUSIPs:

Class Designation	Initial Class Principal Balance	Note Rate	Rating (S&P)	CUSIP (144A)	CUSIP (Regulation S)
Class A-1	$150,000,000	3.5014%	A+(sf)	84861C AA3	U8459T AA0
Class A-2	$360,000,000	4.6291%	A+(sf)	84861C AB1	U8459T AB8

The Series 2014-4 Notes shall not have preference or priority over the Notes of any other Series except to the extent set forth in the Indenture. The Series 2014-4 Notes shall not be subordinate to any other Series.
(b)    The initial Payment Date with respect to the Series 2014-4 Notes shall be the Payment Date occurring on December 22, 2014.
(c)    With respect to the Series 2014-4 Notes, the “Collateral” and the “Collateral Pool” as defined in the Granting Clause of the Master Indenture shall include the Post-Closing Acquisition Reserve Account and all funds and Permitted Investments as may from time to time be deposited therein.
(d)    The Indenture Trustee shall establish on or prior to the Series Closing Date, one or more segregated trust accounts (collectively, the “Series Account”) at Citibank, N.A. (or at such other financial institution as necessary to ensure that the Payment Account is at all times an Eligible Account or a sub-account of an Eligible Account, in each case subject to an Account Control Agreement), in its name, as Indenture Trustee, bearing a designation clearly indicating that such account and all funds deposited therein are held for the exclusive benefit of the holders of the Series 2014-4 Notes, and the Issuers as their interests may appear. Each Series Account shall be an Eligible Account or a sub-account of an Eligible Account. Notwithstanding anything to the contrary in the Master Indenture, on each Payment Date, amounts then on deposit in the Series Account shall be added to (and treated as part of) the Series Available Amount with respect to Series 2014-4 for such Payment Date and distributed in accordance with Section 2.03. Except as provided in the Indenture, the Indenture Trustee, in accordance with the terms of this Indenture, shall have exclusive control and sole right of withdrawal with respect to the Series Account. Funds in the Series Account shall not be commingled with any other moneys. The Issuers may, from time to time, deposit amounts (other than amounts that are subject to the lien of the Indenture) in the Series Account. Any P&I Advance with respect to the Series 2014-4 Notes shall be deposited in the Series Account.
(e)    The Series 2014-4 Notes offered and sold shall be issued in the form of Book-Entry Notes. Each Class of Series 2014-4 Notes shall be issuable in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

(f)    A Make Whole Payment shall (subject to Section 2.03 and Section 2.11 of the Master Indenture) be payable by the Issuers in connection with a Voluntary Prepayment of either Class of Series 2014-4 Notes (for the avoidance of doubt, such Make Whole Payment may be paid to one or both Classes of Series 2014-4 Notes and shall be paid to any such Class of Series 2014-4 Notes as set forth in Section 2.03). Notwithstanding anything to the contrary herein or in the Master Indenture, no Make Whole Payment will be required to be paid (or become due) on any Class of Series 2014-4 Notes in connection with any redemption, optional redemption or Voluntary Prepayment with respect to such Class of Series 2014-4 Notes (a) on or after the End Make Whole Payment Date for such Class of Series 2014-4 Notes or (b) while an Early Amortization Event is continuing with respect to the Series 2014-4 Notes. For the avoidance of doubt, a Make Whole Payment with respect to any Class of Series 2014-4 Notes shall not constitute a payment of interest on such Class of Series 2014-4 Notes. The Make Whole Payment shall be calculated two Business Days before the related Payment Date by the Property Manager and confirmed by the Indenture Trustee.
Section 2.02.    Identification of Mortgaged Properties and Mortgage Loans. The Mortgaged Properties and Mortgage Loans pledged by the New Issuers as of the Series Closing Date pursuant to the Granting Clause of the Master Indenture are set forth on, respectively, Schedule I-A and Schedule I-B.
Section 2.03.    Payments on the Series 2014-4 Notes.
On each Payment Date, the Indenture Trustee will apply and will pay the Series Available Amount with respect to Series 2014-4 for such Payment Date for the following purposes and in the following order of priority:
(1)    on a pro rata basis, based on amounts owing to each Class pursuant to this clause (1), (I) to the holders of the Series 2014-4 Class A-1 Notes, the Note Interest with respect to such Series 2014-4 Class A-1 Notes for such Payment Date, plus unpaid Note Interest with respect to such Series 2014-4 Class A-1 Notes from any prior Payment Date, together with interest on any such unpaid Note Interest at the Note Rate applicable to the Series 2014-4 Class A-1 Notes, and (II) to the holders of the Series 2014-4 Class A-2 Notes, the Note Interest with respect to such Series 2014-4 Class A-2 Notes for such Payment Date, plus unpaid Note Interest with respect to such Series 2014-4 Class A-2 Notes from any prior Payment Date, together with interest on any such unpaid Note Interest at the Note Rate applicable to such Series 2014-4 Class A-2 Notes;
(2)    (I) so long as no Early Amortization Event has occurred and is continuing, first (a) on a pro rata basis, based on amounts owing to each Class pursuant to this clause (a), (x) until the Class Principal Balance of the Series 2014-4 Class A-1 Notes has been reduced to zero, to the holders of the Series 2014-4 Class A-1 Notes, an amount (to be applied as a principal payment on the Series 2014-4 Class A-1 Notes) equal to the sum of the Scheduled Series

2014-4 Class A-1 Principal Payments for such Payment Date and (y) until the Class Principal Balance of the Series 2014-4 Class A-2 Notes has been reduced to zero, to the holders of the Series 2014-4 Class A-2 Notes, an amount (to be applied as a principal payment on the Series 2014-4 Class A-2 Notes) equal to the sum of the Scheduled Series 2014-4 Class A-2 Principal Payments for such Payment Date and second (b) to the holders of each Class of Notes, on a pro rata basis, based on the Class Principal Balance of each Class of Notes (calculated after giving effect to the application of the allocations described in clause (a) above) the amount of the Unscheduled Principal Payment for such Payment Date allocated to Series 2014-4 pursuant to the Inter-Series Priority of Payments, if any (to be applied as a principal payment on the Notes); or (II) if an Early Amortization Event has occurred and is continuing, on a pro rata basis based on amounts owing to each Class pursuant to this clause (II), (x) to the holders of the Series 2014-4 Class A-1 Notes, in respect of unpaid principal of such Series 2014-4 Class A-1 Notes, until the Class Principal Balance of the Series 2014-4 Class A-1 Notes has been reduced to zero and (y) to the holders of the Series 2014-4 Class A-2 Notes, in respect of unpaid principal of such Series 2014-4 Class A-2 Notes, until the Class Principal Balance of the Series 2014-4 Class A-2 Notes has been reduced to zero;
(3)    on a pro rata basis, based on amounts owing to each Class pursuant to this clause (3), (x) to the holders of the Series 2014-4 Class A-1 Notes the Make Whole Payments, if any, due in respect of such Series 2014-4 Class A-1 Notes on such Payment Date, together with any unpaid Make Whole Payments with respect to such Series 2014-4 Class A-1 Notes from any prior Payment Date and (y) to the holders of the Series 2014-4 Class A-2 Notes the Make Whole Payments, if any, due in respect of such Series 2014-4 Class A-2 Notes on such Payment Date, together with any unpaid Make Whole Payments with respect to such Series 2014-2 Class A-2 Notes from any prior Payment Date; and
(4)    on a pro rata basis, based on amounts owing to each Class pursuant to this clause (4), (x) to the holders of the Series 2014-4 Class A-1 Notes, any accrued and unpaid Post-ARD Additional Interest and Deferred Post-ARD Additional Interest on such Series 2014-4 Class A-1 Notes for such Payment Date and (y) to the holders of the Series 2014-4 Class A-2 Notes, any accrued and unpaid Post-ARD Additional Interest and Deferred Post-ARD Additional Interest on such Series 2014-2 Class A-2 Notes for such Payment Date.
Any Series Available Amount remaining on any Payment Date after the allocations described above will be paid to the Issuers and released from the lien of the Indenture.

Amounts properly withheld under the Code by any Person from a payment to any holder of a Note of interest, principal or other amounts, or any such payment set aside on the Final Payment Date for such Note, shall be considered as having been paid by the applicable Issuers to the applicable Noteholder for all purposes.
Section 2.04.    Interest Calculations. Note Interest, Post ARD Additional Interest and Deferred Post ARD Additional Interest with respect to the Series 2014-4 Notes shall each be calculated on a 30/360 basis.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01.    Representations and Warranties.
Each of the parties hereto make the following representations:
(i)    It has full power and authority to execute, deliver and perform its obligations under this Series 2014-4 Supplement. The performance by such party of its obligations under this Series 2014-4 Supplement will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its organizational documents, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject, except any such conflict, violation or breach that would not result in a material adverse effect on such party’s ability to perform its obligations hereunder. The execution, delivery and performance by it of this Series 2014-4 Supplement, and the consummation by it of the transactions provided for herein, have been duly authorized by all necessary corporate action or limited liability company action, as applicable. This Series 2014-4 Supplement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by each other party hereto, constitutes the valid and legally binding obligation of it enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing); and
(ii)    No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Series 2014-4 Supplement, except such as have already been obtained.
Section 3.02.    No Default. The Issuers hereby represent and warrant to the Indenture Trustee that, as of the Series Closing Date, no Event of Default has occurred and is continuing.

Section 3.03.    Conditions Precedent Satisfied. The Issuers hereby represent and warrant to the Indenture Trustee that, as of the Series Closing Date, each of the conditions precedent set forth in the Master Indenture to the issuance of the Series 2014-4 Notes, including but not limited to those conditions precedent set forth in Section 2.04(d) thereof, have been satisfied.
Section 3.04.    Exceptions to Representations and Warranties with respect to the Collateral. The representations and warranties made by the Issuers pursuant to Section 2.19 of the Master Indenture with respect to the Mortgaged Properties and related Leases and the Mortgage Loans being added to the Collateral Pool on the Series Closing Date are subject to the exceptions set forth on Schedule III hereof.
Section 3.05.    Additional Representations and Warranties with respect to the Post-Closing Properties. With respect to each Post-Closing Property, the representations and warranties made by the Issuers or required to be made by an Originator pursuant to Section 2.19 of the Master Indenture shall include the following additional representations and warranties:
(a)    Each Post-Closing Property satisfies the requirements set forth in the definition of Post-Closing Property specified herein;
(b)    With respect to each Post-Closing Property, the Post-Closing Acquisition Deliverables are in the possession of the applicable Issuer (or the Property Manager on behalf of such Issuer); and
(c)    With respect to each Post-Closing Property, the Title Policy delivered to the Custodian meets the following criteria (in addition to the other criteria set forth in these representations and warranties): (i) to the extent available, such Title Policy (or a marked, signed and redated commitment or pro forma policy to issue such Title Policy) includes an updated or amended “tie-in” or similar endorsement, together with a “first loss” endorsement, (A) to each Title Policy insuring the lien of the existing Mortgages as of the Post-Closing Acquisition Date and (B) to each Title Policy insuring the lien of the Mortgages with respect to each Post-Closing Property and (ii) such Title Policy (or a marked, signed and redated commitment or pro forma policy to issue such Title Policy) insures the lien of the Mortgage encumbering each Post-Closing Property, be dated as of the Post-Closing Acquisition Date and contains a first loss endorsement, an ALTA 9 comprehensive endorsement and affirmative coverage (or no exceptions) for mechanics liens.

ARTICLE IV

ACQUISITION OF MORTGAGED PROPERTIES POST-CLOSING
Section 4.01.    Acquisition of Post-Closing Properties. On the Series Closing Date, the Issuers will deposit or cause to be deposited the Post-Closing Acquisition Proceeds into the Post-Closing Acquisition Reserve Account. Subject to the satisfaction of the Post-Closing Acquisition Conditions, any Issuer may (but shall not be required to) acquire Post-Closing Properties on the Post-Closing Acquisition Date using amounts on deposit in the Post-Closing Acquisition Reserve Account. On the Post-Closing Acquisition Date, the Indenture Trustee shall release, from the Post-Closing Acquisition Reserve Account, an amount of Post-Closing Acqusition Proceeds specified by the Issuers, equal to no more than 69.53% of the Aggregate Collateral Value of the Post-Closing Properties to be acquired by the applicable Issuers and remit such amount to an account specified by the Issuers. Such Post-Closing Properties will become part of the Collateral Pool on the Post-Closing Acquisition Date.
Section 4.02.     Post-Closing Acquisition Reserve Account.
(a)    On or prior to the Series Closing Date, the Indenture Trustee shall establish and maintain a non-interest bearing, segregated account at Citibank, N.A. (or at such other financial institution as necessary to ensure that the Post-Acquisition Reserve Account is at all times an Eligible Account), in its name, as Indenture Trustee, bearing a designation clearly indicating that such account and all funds deposited therein are held for the exclusive benefit of the Noteholders, and the Issuers as their interests may appear. The Post-Closing Acquisition Reserve Account shall be an Eligible Account. All moneys deposited in the Post-Closing Acquisition Reserve Account shall be held by and under the control of the Indenture Trustee in the Post-Closing Acquisition Reserve Account for the benefit of the Noteholders and the Issuers as herein provided. The funds held in the Post-Closing Acquisition Reserve Account shall be invested at the direction of the Property Manager in Permitted Investments.
(b)    If (A) a Responsible Officer of the Indenture Trustee obtains actual knowledge (either through notice or otherwise) of the occurrence of an Early Amortization Event prior to the Post-Closing Acquisition Date, on the following Payment Date, the amount on deposit in the Post-Closing Acquisition Reserve Account on such Payment Date will be added to the Series Available Amount for the Notes for such Payment Date or (B) there are any amounts remaining on deposit in the Post-Closing Acquisition Reserve Account after the earlier of (1) the Post-Closing Acquisition Date (after giving effect to the acquisition of any Post-Closing Properties) and (2) the Post-Closing Acquisition Deadline, on the following Payment Date, the amount (the “Post-Closing Unscheduled Principal Amount”) on deposit in the Post-Closing Acquisition Reserve Account will be used to make an Unscheduled Principal Payment on the Series 2014-4 Notes and distributed in accordance with Section 2.03.
ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01.    Ratification of Indenture. As supplemented by this Series 2014-4 Supplement, the Master Indenture is in all respects ratified and confirmed and the Master Indenture, as so supplemented by this Series 2014-4 Supplement, shall be read, taken and construed as one and the same instrument.
Section 5.02.    Counterparts. This Series 2014-4 Supplement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Series 2014-4 Supplement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Series 2014-4 Supplement.
Section 5.03.    Governing Law. THIS SERIES 2014-4 SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).
Section 5.04.    Beneficiaries. As supplemented by this Series 2014-4 Series Supplement, the Master Indenture shall inure to the benefit of and be binding upon the parties hereto, the Series 2014-4 Noteholders, and their respective successors and permitted assigns. No other Person shall have any right or obligation hereunder.
Section 5.05.    Non-Petition.
Each of the Noteholders, by its acceptance of a Series 2014-4 Note, and the Indenture Trustee hereby covenants and agrees that, prior to the date which is two years and thirty-one days after the payment in full of the latest maturing Note, it will not institute against, or join with, encourage or cooperate with any other Person in instituting, against any Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided, however, that nothing in this Section 5.05 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Issuers pursuant to the Indenture. In the event that any such Noteholder or the Indenture Trustee takes action in violation of this Section 5.05, the applicable Issuer, shall file or cause to be filed an answer with the bankruptcy court or otherwise properly contesting the filing of such a petition by any such Noteholder or the Indenture Trustee against such Issuer or the commencement of such action and raising the defense that such Noteholder or the Indenture Trustee has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 5.05 shall survive the termination of the Indenture, and the resignation or removal of the Indenture Trustee. Nothing contained herein shall preclude participation by any Noteholder or the Indenture Trustee in the assertion or defense of its claims in any such proceeding involving any Issuer.
Section 5.06.    Non-Recourse.

The obligations of the Issuers under this Series Supplement are solely the obligations of the Issuers. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon the Indenture against any member, employee, officer or director of the Issuers. Fees, expenses, costs or other obligations payable by the Issues hereunder shall be payable by the Issuers only to the extent that funds are then available or thereafter become available for such purpose pursuant to Section 2.11 of the Master Indenture. In the event that sufficient funds are not available for their payment pursuant to Section 2.11 of the Master Indenture, the excess unpaid amount of such fees, expenses, costs or other obligations shall in no event constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, the Issuers. Nothing in this Section 5.06 shall be construed to limit the Indenture Trustee from exercising its rights hereunder with respect to the Collateral Pool.
Section 5.07.    Amendments. This Series Supplement may, from time to time, be amended, modified or waived in accordance with Article VIII of the Master Indenture.
Section 5.08.    Joinder. Each of Spirit Master Funding VI, LLC and Spirit Master Funding VII, LLC hereby acknowledges, agrees and confirms that, by its execution of this Series 2014-4 Supplement, effective as of the date hereof, it shall become a party to the Indenture, shall be deemed to be a signatory to the Indenture and shall have all of the rights and obligations of an Issuer as specified in the Indenture.  Each of Spirit Master Funding VI, LLC and Spirit Master Funding VII, LLC hereby ratifies, as of the date hereof, and agrees to be bound by, all of the applicable terms, provisions and conditions contained in the Indenture.

IN WITNESS WHEREOF, the Issuers and the Indenture Trustee have caused this Series 2014-4 Supplement to be duly executed and delivered by their respective officers thereunto duly authorized and their respective seals, duly attested, to be hereunto affixed, all as of the day and year first above written.

SPIRIT MASTER FUNDING, LLC
By:     Spirit SPE Manager, LLC,
a Delaware limited liability company

Its:    Manager

By:
Name:    Peter M. Mavoides

Its:	President and Chief Operating Officer

SPIRIT MASTER FUNDING II, LLC
By:     Spirit SPE Manager, LLC,
a Delaware limited liability company

Its:    Manager

By:
Name:    Peter M. Mavoides

Its:	President and Chief Operating Officer

SPIRIT MASTER FUNDING III, LLC
By:     Spirit SPE Manager, LLC,
a Delaware limited liability company

Its:    Manager

By:
Name:    Peter M. Mavoides
Its:    President and Chief Operating Officer

SPIRIT MASTER FUNDING VI, LLC
By:     Spirit SPE Manager, LLC,
a Delaware limited liability company

Its:    Manager

By:
Name:    Peter M. Mavoides

Its:	President and Chief Operating Officer

SPIRIT MASTER FUNDING VIII, LLC

By:     Spirit SPE Manager, LLC,
a Delaware limited liability company

Its:    Manager

By:
Name:    Peter M. Mavoides
Its:     President and Chief Operating Officer

CITIBANK, N.A.,
not in its individual capacity but solely as Indenture Trustee

By:
Name:
Title: